Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-259298) on Form S-8 of our report dated February 25, 2025, with respect to the consolidated balance sheets of Fortitude Gold Corporation as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and related notes, which report appears in the December 31, 2024 annual report on Form 10-K of Fortitude Gold Corporation.

/s/ Haynie & Company

Salt Lake City, Utah
February 25, 2025